Exhibit (a)(5)(A)
Via Renewables Announces Commencement of Tender Offer to Purchase up to 200,000 Shares of its Series A Preferred Stock for $24.00 Per Share in Cash
HOUSTON, TX / ACCESS Newswire / February 27, 2025 / Via Renewables, Inc. (NASDAQ:VIASP) (including its subsidiaries, “we,” “our,” “us,” “Via Renewables,” or the “Company”) today announced that it is commencing a tender offer to purchase up to 200,000 shares of its 8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock” or the “shares”), at a purchase price of $24.00 per share, in cash, less applicable withholding taxes and without interest. The number of shares proposed to be purchased in the tender offer represents approximately 5.9% of the Company’s currently outstanding Series A Preferred Stock.
Pursuant to the tender offer, holders of the Company’s Series A Preferred Stock may tender all or a portion of their shares. Holders will receive the purchase price in cash, subject to applicable withholding and without interest, subject to the conditions of the tender offer, including the provision relating to proration in the event that the number of shares properly tendered and not properly withdrawn exceeds 200,000. The proration of Series A Preferred Stock tendered in the tender offer is described in the Offer to Purchase and in the Letter of Transmittal relating to the tender offer that will be distributed to holders of Series A Preferred Stock and filed with the U.S. Securities and Exchange Commission (the “Commission”).
The tender offer is not conditioned upon receipt of any financing or on any minimum number of shares being tendered; however, the tender offer is subject to a number of other terms and conditions specified in the Offer to Purchase. The tender offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, March 28, 2025, unless extended or terminated. Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer. Holders of Series A Preferred Stock wishing to tender their shares but who are unable to deliver them physically or by book-entry transfer prior to the expiration of the tender offer, or who are unable to make delivery of all required documents to the depositary prior to the expiration of the tender offer, may tender their shares by complying with the procedures set forth in the Offer to Purchase for tendering by notice of guaranteed delivery. Alliance Advisors is serving as information agent for the tender offer. Equiniti Trust Co is acting as the depositary for the tender offer. Copies of the tender offer documents and requests for assistance may be directed to the Information Agent at Alliance Advisors at (833) 214-3125 (toll free) or via email at VIA@allianceadvisors.com.
The Company’s Board of Directors has authorized the Company to make the tender offer. However, none of the Company, the Company’s Board of Directors, the information agent or the depositary, or any of their respective affiliates, makes any recommendation to holders of Series A Preferred Stock as to whether to tender or refrain from tendering their shares. No person is authorized to make any such recommendation. Holders of Series A Preferred Stock must make their own decision as to whether to tender their shares and, if so, how many shares to tender. In doing so, holders of Series A Preferred Stock should read carefully the information in, or incorporated by reference in, the Offer to Purchase and in the Letter of Transmittal (as they may be amended or supplemented), including the purposes and effects of the offer. Holders of Series A Preferred Stock are urged to discuss their decisions with their own tax advisors, financial advisors and/or brokers.
NEWS RELEASE FOR INFORMATIONAL PURPOSES ONLY
This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s Series A Preferred Stock. The offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, as they may be amended or supplemented. Holders of Series A Preferred Stock and investors are urged to read the Company’s tender offer statement on Schedule TO, which has been filed with the Commission in connection with the tender offer, which includes as exhibits the Offer to Purchase, the related Letter of Transmittal and other offer materials, as well as any amendments or supplements to the Schedule TO when they become available, because they contain important information. Each of these documents have been filed with the Commission, and investors may obtain them for free from the Commission at its website (www.sec.gov) or from Alliance Advisors, the information agent for the tender offer, by telephone at: (833) 214-3125 or via email at VIA@allianceadvisors.com.
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), can be identified by the use of forward-looking terminology including “may,” “should,” “could,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The forward-looking statements include statements regarding the impacts of Winter Storm Uri, cash flow generation and liquidity, business strategy, prospects for growth and acquisitions, outcomes of legal proceedings, the timing, availability, ability to pay and amount of cash dividends on our Series A Preferred Stock, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives, beliefs of management, availability and terms of capital, competition, government regulation and general economic conditions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct.
The forward-looking statements in this press release are subject to risks and uncertainties. Important factors that could cause actual results to materially differ from those projected in the forward-looking statements include, but are not limited to:
•
the ultimate impact of the Winter Storm Uri, including future benefits or costs related to ERCOT market securitization efforts, and any action by the State of Texas, ERCOT, the Railroad Commission of Texas, or the Public Utility Commission of Texas;

•	changes in commodity prices, the margins we achieve, and interest rates;
•	the sufficiency of risk management and hedging policies and practices;
•	the impact of extreme and unpredictable weather conditions, including hurricanes, heat waves and other natural disasters;
•	federal, state and local regulations, including the industry’s ability to address or adapt to potentially restrictive new regulations that may be enacted by public utility commissions;
•	our ability to borrow funds and access credit markets;
•	restrictions and covenants in our debt agreements and collateral requirements;
•	credit risk with respect to suppliers and customers;
•	our ability to acquire customers and actual attrition rates;
•	changes in costs to acquire customers;
•	accuracy of billing systems;
•	our ability to successfully identify, complete, and efficiently integrate acquisitions into our operations;
•	significant changes in, or new changes by, the independent system operators (“ISOs”) in the regions we operate;
•
risks related to our recently completed Merger including the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger or otherwise, the impact of the Merger on our operations and the amount of the costs fees, expenses and charges related to Merger;

•	competition; and
•	the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, subsequent Quarterly Reports on Form 10-Q, and other public filings and press releases.
You should review the risk factors and other factors noted throughout this press release that could cause our actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements speak only as of the date of this press release. Unless required by law, we disclaim any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise. It is not possible for us to predict all risks, nor can we assess the impact of all factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
ABOUT VIA RENEWABLES, INC.
Via Renewables, Inc. is an independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity under our well-established and well-regarded brands, including Spark Energy, Major Energy, Provider Power, and Verde Energy. Headquartered in Houston, Texas, Via Renewables currently operates in 20 states and serves 104 utility territories. Via Renewables offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.
We use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should note that new materials, including press releases, updated investor presentations, and financial and other filings with the Securities and Exchange Commission are posted on the Via Renewables Investor Relations website at ViaRenewables.com. Investors are urged to monitor our website regularly for information and updates about the Company.
Contact: Via Renewables, Inc.
Investors:
Stephen Rabalais, 832-200-3727
Media:
Kira Jordan, 832-255-7302